Exhibit 99	Contact: Frank J. Murdolo
Vice President – Investor Relations
Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES AND H. LUNDBECK A/S
ENTER INTO SETTLEMENT AGREEMENT WITH SUN AND CARACO RELATED TO LEXAPRO® PATENT LITIGATION

NEW YORK, July 10, 2009 - Forest Laboratories, Inc. (NYSE: FRX) and its wholly-owned subsidiary, Forest Laboratories Holdings, Ltd. (collectively, "Forest"), and H. Lundbeck A/S ("Lundbeck") announced today that they have entered into  a settlement agreement with Sun Pharmaceutical Industries Ltd. ("Sun Pharma", a reference that includes its 100% subsidiaries) and Caraco Pharmaceutical Laboratories, Ltd. ("Caraco"), regarding pending patent infringement disputes regarding U.S. Patent Re. No. 34,712, U.S. Patent No. 6,916,941, and U.S. Patent No. 7,420,069, which were licensed to Forest by H. Lundbeck A/S on an exclusive basis in the United States.  These patents are listed in the U.S. Food and Drug Administration's Orange Book for Forest's LEXAPRO® brand escitalopram oxalate tablet products.

Pursuant to the terms of the settlement agreement with Sun Pharma and Caraco, and subject to review of the settlement terms by the U.S. Federal Trade Commission:

1.           Forest and Lundbeck will provide licenses to Caraco for any patents related to LEXAPRO® with respect to the marketing of Caraco's generic version of the product as of the date that any third party generic that has properly received final approval from the FDA enters the market, other than an authorized generic or the first filer with Hatch-Waxman related exclusivity.

2.           Caraco will take over the commercialization and sale of several products from Forest's Inwood business.  Caraco will pay Forest an undisclosed advance against royalties and royalties on net sales of these products.

3.           In exchange for an upfront payment (and royalties but only if the technology is used), Sun Pharma will license to Lundbeck on a worldwide basis certain patent applications related to the synthesis of escitalopram and citalopram.

Forest and Lundbeck will reimburse certain of Caraco's legal costs in connection with these patent litigations.

About Forest Laboratories
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people's lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest's current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories' Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and any subsequent SEC filings.

SOURCE:  Forest Laboratories, Inc.